Exhibit 2(n)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

We consent to the incorporation by reference, (i) in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-128729 and (ii) Amendment No. 4 to Registration Statement No. 811-21258 under the Investment Company Act of 1940, on Form N-2/A, of our report dated May 25, 2006, relating to the financial statements and financial highlights of Mercantile Long-Short Manager Fund LLC appearing in the Annual Report on Form N-CSR of Mercantile Long-Short Manager Fund LLC for the year ended March 31, 2006, and to the references to us under the heading “Accountants and Legal Counsel” in the Prospectus.

DELOITTE & TOUCHE LLP
Chicago, Illinois
June 28, 2006